Tri-Tech Announced Voting Results from 2013 AGM

Beijing, China – May 7, 2013 /PRNewswire-Firstcall/ – Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that the company held its 2013 Annual General Meeting of Shareholders at 9:00 A.M. on May 6, 2013.

More than one-half of the company’s shares were represented in person or by proxy, constituting a quorum at which the business of the company could be conducted. During meeting, the shareholders approved the following proposals:

➢	The election of Messer. Peter Zhuo, Da-zhuang Guo, and John McAuliffe as Class I directors on the Board serving terms expiring at the Annual Meeting of Shareholders in 2016 or until their successors are duly elected and qualified;

➢	The appointment of Marcum Bernstein & Pinchuk LLP as the company’s auditor for the fiscal year ending December 31, 2013;

➢	The compensation for our named executive officers for 2012, and

➢	The frequency of advisory vote on executive compensation is once every 1 year;

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and other statements concerning plans, objectives, goals, strategies, future events such as project payments, results of marketing efforts or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Tri-Tech Holding Inc.

www.tri-tech.cn
IR Department
+86 10 57323666
ir@tri-tech.cn